Exhibit 99.1

QKL Stores Inc. Receives Approval for Listing on The NASDAQ Capital Market

— Trading on NASDAQ will commence on October 21, 2009 under the symbol “QKLS” —

Daqing, China, October 20, 2009 – QKL Stores Inc. (“QKL Stores” or the “Company”) (OTCBB: QKLS), a leading regional supermarket chain in Northeast China, today announced that it has received approval for the listing of its common stock on the NASDAQ Capital Market.  The Company anticipates that its common stock will begin trading on the Nasdaq Capital Market on Wednesday, October 21, 2009 under the symbol “QKLS.” Until that time, the Company’s common stock will continue to trade on the OTC Bulletin Board under the symbol “QKLS.”

Mr. Zhuangyi Wang, Chairman and Chief Executive Officer of the Company, said, "We are extremely pleased to meet the listing standards for the Nasdaq Capital Market, and that our application for listing has been approved.  We expect this milestone in the Company's development to improve its visibility and coverage in the marketplace.  We are optimistic with respect to our future growth opportunities and believe our listing on Nasdaq can increase overall investors’ interests in our company."

About QKL Stores Inc.:
Based in Daqing, China, QKL Stores is a leading regional supermarket chain company operating in Northeast China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarket and department stores. The Company also has its own distribution centers that service its supermarkets.

Safe Harbor Statement
Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information
Company Contact
QKL Stores Inc.
Diana Zhang & Crystal Chen
Tel: +86-459-4607626
Web site: www.qklstoresinc.com

Investor Relations:
ICR, Inc.
Wei Jung Yang
Tel: +86-10-6599-7968

Bill Zima
Tel: 1-203-682-8200